Exhibit 99.1

NEWS

For Immediate Release

Editorial Contact:
Rich Yonker
Vitesse
+1.805.388.3700

Vitesse Announces Workforce Reduction

CAMARILLO, Calif. — March 31, 2009 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK) today announced a reduction of approximately 12% in its worldwide workforce. Severance and related charges will be incurred in the second fiscal quarter of 2009.

“We have taken steps to further reduce our operating expenses while fully preserving our investment in R&D and worldwide customer support,” said Chris Gardner, chief executive officer of Vitesse. “While we do see a few positive indicators in the market, we remain cautious about the rest of 2009. It was important to take these actions now in order to achieve our goal to remain cash neutral or better for the fiscal year. We remain committed to introducing at least three new products per quarter and to implementing our strategy to enable Ethernet in Carrier and Enterprise networks.”

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Fibre Channel, Serial Attached SCSI, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro, and Core applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation.  All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Safe Harbor

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “hope,” “intend,” and similar expressions.  Factors, including those related to our business and financial result, that could cause actual results to differ are identified in the public filings made by Vitesse with the Securities and Exchange Commission,, which are available on the web site of the Securities and Exchange Commission, www.sec.gov.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance, including, but not limited to, the risks that the recently announced proposed settlement of certain lawsuits against the Company will not be completed or approved by the court, that any court approval will be successfully reversed on appeal, or that the settlement agreement is terminated or cancelled under its terms.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.